K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, Washington 98104-1158 T +1 206 623 7580 F +1 206 623 7022 klgates.com

May 7, 2020

TrueBlue, Inc.
1015 A Street
Tacoma, Washington 98402

Ladies and Gentlemen:

        We have acted as Washington counsel to TrueBlue, Inc., a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 1,800,000 shares (the “Shares”) of the common stock, no par value, of the Company, issuable under the 2016 TrueBlue Omnibus Incentive Plan, as amended (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Amended and Restated Articles of Incorporation, and Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion set forth below is limited to the laws of the State of Washington as in effect on the date hereof.
Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for pursuant to and in accordance with the Plan included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/

K&L Gates LLP